Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of

Delaware does hereby certify:

FIRST:  That pursuant to a Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting of DUNDON CAPITAL ACQUISITION CORPORATION, in accordance with Section 141 of the General Corporate Law of Delaware (the “DGCL”), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4 of the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

The total number of shares of stock which the corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

FURTHER RESOLVED, that Article 6 shall be added to the Certificate Incorporation as follows:

SIXTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

FURTHER RESOLVED, that Article 7 shall be added to the Certificate Incorporation as follows:

SEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SECOND:  That said amendment was duly adopted in accordance with the provisions of Section 241 of the DGCL and that the corporation has not yet received any payment for any of its stock.  Pursuant to Section 241(b) of the DGCL, the Certificate of Incorporation shall be deemed to be amended as of October 22, 2015, the date on which the original Certificate of Incorporation became effective.

(Signature Page Follows)

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed effective as of October 23, 2015.

By:	/s/ Thomas G. Dundon
Thomas G. Dundon
Chief Executive Officer